Exhibit 10.28

                                  [Letterhead]

                                September 2, 2003

Bioenvision, Inc.
509 Madison Avenue, Suite 404
New York, New York  10022
Attn.:  David Luci

                 Re:    Letter Agreement For Co-Development Of An
                        Oral Clofarabine Formulation and First Amendment to Co-Development Agreement dated March 12, 2001 between Bioenvision, Inc. and ILEX Products, Inc. ("Agreement")
                        --------------------------------------------------

Dear Mr. Luci:


         Bioenvision, Inc. ("Bioenvision") and ILEX Products, Inc. ("Ilex") are desirous of co-developing an oral formulation of Clofarabine. The purpose of this Letter Agreement (the "Letter Agreement") is to set forth the agreed upon terms and conditions for co-developing the oral Clofarabine. As such terms and conditions may differ from those in the Agreement, this letter shall also be deemed to amend the relevant terms of the Agreement to the extent applicable to co-development of an oral Clofarabine formulation. Bioenvision and Ilex understand and agree that except as expressly amended in this letter, the terms and provisions of the Agreement shall remain in full force and effect as originally executed.

         Ilex and Bioenvision hereby agree that the following terms and provisions shall apply to their co-development of an oral Clofarabine formulation. Capitalized terms used, but not defined herein, shall have the meanings ascribed thereto in the Agreement.
1. Co-Development of Oral Clofarabine

            (a) Joint Development Plan. Notwithstanding Section 2 of the Agreement, Ilex and Bioenvision shall jointly co-develop for commercialization an oral Clofarabine formulation. Promptly after execution of this Letter Agreement, the parties shall discuss and agree upon a joint development plan for co-development of an oral Clofarabine formulation, which ILEX, on a day to day basis, shall manage, administer, and coordinate, including, without limitation, assignment of activities to be performed by the parties or subcontractors. Contemplated activities include, without limitation, analytical work to develop the oral formulation, and performance of an oral bridging study. As of the date of this Letter Agreement, ILEX has filed documents with the FDA that are necessary to initiate human clinical trials of a certain Clofarabine formulation, and based on such filing expect to commence such clinical trials by September 30, 2003. The parties agree that if commencement of such clinical trials is delayed by two (2) months, the parties shall jointly manage, administer and coordinate all subsequent activities for their co-development of oral Clofarabine. The parties agree to work exclusively with each other to co-develop oral Clofarabine and accordingly, neither party shall engage in any activity for the development of an oral Clofarabine formulation outside of this Letter Agreement.

            (b) Reporting Requirements. Each party shall provide to the other party quarterly written progress reports describing progress on its activities during the preceding quarter. Such reports shall include all relevant data as well, as identify and describe any Program Technology, as defined in paragraph 3b, below.

            (c) Funding. Bioenvision and Ilex shall share equally all of the costs and expenses incurred for the development of the oral Clofarabine formulation. An initial agreed upon budget is attached as Exhibit A hereto and made a part hereof. Such initial budget, for Four Hundred Fifty-Five Thousand Three Hundred Sixty United States Dollars ($455,360.00), constitutes a good faith estimate of anticipated costs and expenses, but is not a final budget. The parties acknowledge and agree that it is reasonable to assume that there will be additional costs not included in the initial budget, such as for the conduct of stability studies and further manufacturing campaigns. Any adjustments to the initial budget shall be approved in advance in writing by both parties.

                    It is expressly understood that except as to co-funding the development of oral Clofarabine, all of the payment provisions of the Agreement are unaffected by this Letter Agreement.

            (d) Payments and Invoicing. All costs and expenses for performing the oral Clofarabine development activities shall be incurred initially by Ilex. On a monthly basis, Ilex shall invoice Bioenvision for fifty percent (50%) of the preceding month's costs. Each such invoice shall contain reasonable detail describing the nature and amount of the incurred expenses. Bioenvision shall pay Ilex the amount of each invoice within thirty (30) days after Bioenvision's receipt of each such invoice. Payments shall be made in United States dollars by wire transfer to an account designated in writing to Bioenvision. Any disputes shall be resolved in accordance with Section 22 (Dispute Resolution) of the Agreement.

2. Commercialization. Unless otherwise agreed in writing by the parties from time to time, commercialization of oral Clofarabine in the Field shall be in accordance with the Agreement.

3.   Intellectual Property Matters

            (a) Licenses to Bioenvision. Ilex hereby grants to Bioenvision an exclusive with the right to sublicense, worldwide, license, except for the United States and Canada, under the Ilex Technology (royalty-free, subject only to the terms and conditions set forth in the Agreement for Improvements) to make, have made, use, offer for sale, sell, and import oral Clofarabine in the Field. During the Term of the license, ILEX also hereby grants to Bioenvision the option to obtain from ILEX a non-exclusive license under ILEX technology to make, have made, use, offer for sale, and import Clofarabine for any human health related use outside of the Field, which license shall be royalty-free outside of the United States and Canada, and royalty-bearing inside the United States and Canada at a reasonable royalty to be agreed upon.

                    For purposes hereof, Ilex Technology means and includes Ilex Patents and Ilex Know-How. Ilex Patents means the patents and patent applications listed on Exhibit B hereto and made a part hereof, and any continuation, continuation-in-part, division, provisional or any substitute application, any patent anywhere in the world issued with respect to any such patent applications, any reissue, reexamination, renewal or extension (including any supplemental patent certificate) of any of the foregoing, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing, as well as all patent applications anywhere in the world claiming, or entitled to claim, priority to any of the foregoing and any patents issuing thereon, including without limitation, reissues, reexaminations and extensions thereof. Ilex Know-How means any information, method, material, know-how, trade secret, data or copyright that is necessary or useful for oral Clofarabine existing as of the date of this Letter Agreement or is discovered or acquired by Ilex during the term of this Letter Agreement but outside the conduct of its activities with Bioenvision hereunder.

            (b) Ownership. Ilex and Bioenvision shall jointly own any invention, information, know-how, trade secret, data and copyright, made or discovered by or for either party or both parties, and any and all patentable inventions made, in the conduct of their co-development activities for oral Clofarabine formulation development hereunder ("Program Technology") and such Program Technology shall be considered to be jointly owned Improvements under Section 11.2 of the Co-Development Agreement. The parties agree to joint ownership of Program Technology irrespective of inventorship. The parties further agree that any subcontractor arrangement under this Letter Agreement shall contain a provision under which the subcontractor assigns all right and title in any invention, discovery, information, know-how, trade secret, data, copyright and patent ("Subcontractor Technology") made by the subcontractor to both Ilex and Bioenvision as joint owners, or if assigned solely to ILEX or Bioenvision, the party receiving assignment shall promptly assign to the other Party an undivided one-half ownership interest in such Subcontractor Technology.

                    With respect to Program Technology, Ilex agrees to assign and does hereby assign to Bioenvision an undivided one-half ownership interest in any Program Technology made solely by Ilex or jointly with Bioenvision; Bioenvision agrees to assign and does hereby assign to Ilex an undivided one-half ownership interest in any Program Technology made solely by Bioenvision or jointly with Ilex. Ilex and Bioenvision agree to cooperate with each other in the preparation, prosecution and/or maintenance, as applicable, of all patents and patent applications within Program Technology, including, without limitation, execution of any and all papers as are necessary or helpful in ensuring joint ownership.

                    The parties represent and warrant to each other that their respective employees have executed agreements requiring assignment to such party of all inventions made during the course of and as a result of their association with such party.

            (c) Licenses to Program Technology. Bioenvision hereby grants to Ilex an exclusive, royalty-free license, with the right to sublicense, under Bioenvision's share of Program Technology to make, have made, use, offer for sate, sell and import oral Clofarabine in the Field, in the United States and Canada. Ilex hereby grants to Bioenvision an exclusive, royalty-free license, with the right to sublicense, under Ilex's share of Program Technology to make, have made, use, offer for sale, sell and import oral Clofarabine in the Field, worldwide, except in the United States and Canada.

            (d) Patent Filing on Program Technology. The Party originating and/or subcontracting for any given Program Technology shall have the right to prepare, prosecute and maintain patent applications and patents within Program Technology using patent counsel of its choice, to which the other Party has no reasonable objection. The parties shall consult and cooperate with each other in good faith and adopt a prosecution strategy by mutual agreement. The non-prosecuting Party shall be provided with copies of all documents related to the preparation, filing, prosecution and maintenance of such patents and patent applications in sufficient time to review such documents and comment thereon, if desired by the non-prosecuting Party, prior to filing, provided, however, that if the non-prosecuting Party has not commented on such documents prior to the deadline for filing a response with the relevant government patent office, the prosecuting Party shall be free to respond without consideration of Ilex's comments. The Parties agree to sign, where appropriate, any necessary documents for the preparation, filing, prosecution and maintenance of such patents and patent applications. The costs, including without limitation, reasonable attorney's fees, of preparing, filing, prosecuting (including interferences and oppositions) shall be shared equally by the parties.

                    If either party elects not to file or continue to prosecute or maintain any patent application or patent within Program Technology, such party shall give written notice to the other party within a reasonable time (i.e., with sufficient time for the continuing party to take whatever action may be necessary or desired) and such continuing party shall thereafter have the right, at its sole discretion, to prepare, file, prosecute and maintain such patent application or patent in its own name and at its own expense. In such case, the non-continuing party agrees to assign and does hereby assign to the continuing party all right, title and interest in and to any such patent application or patent.

            (e) Notices. Each party shall provide prompt written notice to the other party of any Program Technology. In no event shall such notice be later than thirty (30) days after any invention within Program Technology is made.

            (f) Enforcement. If either party becomes aware of any infringement of patents within Program Technology, such party shall notify the other party of the infringement in writing and provide a summary of the relevant facts and circumstances known to such party relating to such infringement. Neither party shall notify a third party of the infringement without first obtaining written consent of the other party, which consent shall not be unreasonably withheld or delayed. The parties shall cooperate in good faith as to how to proceed against the alleged infringer. If the parties agree to institute legal proceedings against such infringer, unless otherwise agreed, the party commercializing in the country where the infringement is occurring shall have the right to prosecute, at its own expense, and to recover, for its own account, any damages, awards or settlements resulting therefrom. The non-prosecuting party agrees that the other party may join such non-prosecuting party as a party plaintiff in any such suit, without expense to the non-prosecuting party. Neither party shall settle nor compromise any such suit or enter into any consent order for settlement or compromise that adversely affects the relevant patent rights without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

                    The non-prosecuting party agrees to cooperate with the other party, at such other party's request and expense, in connection with the enforcement or defense of Ilex Patent or patents within Program Technology. The granting of sublicenses to any alleged infringer shall be in accordance with the licenses granted herein.

4.   Termination.

            (a) At Will. Either party may terminate its activities with respect to co-development of oral Clofarabine upon sixty
                    (60) days written notice to the non-terminating party. The licenses granted in Paragraphs 3a and 3c hereunder shall survive such termination, and except for such licenses, the provisions of the Agreement with respect to oral Clofarabine shall remain in full force and effect.

            (b) For Breach. If either party at any time defaults or materially breaches any of the terms or provisions of this Letter Agreement, and fails to remedy any such default or material breach within sixty (60) days after receipt of written notice thereof by the non-breaching party, this Letter Agreement shall terminate effective as of the date of such notice. Upon termination under this Paragraph 4b, the breaching party hereby grants to the non-breaching party an exclusive, worldwide, royalty-free license, with the right to sublicense, to practice the Program Technology in the Field.

5. Conflict With Agreement. If any of the terms or provisions herein with respect solely to oral Clofarabine conflict with any terms or provisions of the Agreement, the terms and provisions of this Letter Agreement shall govern only with respect to oral Clofarabine.

               If the foregoing terms and conditions are acceptable to Bioenvision, please indicate agreement by signing and dating the enclosed duplicate original of this Letter Agreement and First Amendment to Agreement and return one executed original to the undersigned, keeping one original for your records.

                                       Very truly yours,
                                       Ilex Products, Inc.

                                       /s/ Al A. Jecminek
                                       ------------------

                                       Al A. Jecminek,
                                       Vice President, Licensing & Intellectual
                                       Property

Accepted and agreed on behalf of Bioenvision, Inc.

By:  /s/ David P. Luci
     --------------------------------------

Title: Director of Finance, General Counsel
       ------------------------------------